Exhibit 10.13

The ExOne Company

127 Industry Boulevard

North Huntingdon, PA 15642 USA

+1 724 863 9663

ExOne.com

October 23, 2018

VIA EMAIL

Mr. John Hartner

285 Cordova Road

West Palm Beach, Florida 33401

RE:REVISED Employment Offer and Agreement

Dear John:

On behalf of The ExOne Company, a Delaware Corporation (the "Company"), I am pleased to extend to you a conditional offer of employment with the Company, subject to the terms and conditions set forth in this letter (“Letter Agreement”) and your election by the Board of Directors at its meeting November 7, 2018.

Title/Location:

Chief Operating Officer, employed on an at-will basis, to be performed from the Company’s headquarters in North Huntingdon, Pennsylvania. Please be aware that your job duties may be modified from time to time by the Company depending upon the needs of the Company.

Start Date:	November 7, 2018, subject to election to the role of Chief Operating Officer by the Board of Directors of the Company at its November 7th meeting.
Supervisor:	Chief Executive Officer
Compensation:

$300,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices, which currently is on a biweekly basis.  You will be eligible to participate in an annual bonus plan for senior executives on such terms established from time to time by the Board or the Compensation Committee of the Board, as applicable.

Mr. John Hartner

October 23, 2018

Relocation:

To assist you in your transition to the Company, the Company will reimburse you for commuting and living expenses for the initial six-month employment period.  After six months, this reimbursement practice will end, and the parties will negotiate a relocation package consistent with the Company’s past practice.

Equity:

100,000 stock options, priced at the closing share price on November 12, 2018, 25% of options (25,000 shares) will vest immediately upon grant on November 12, 2018.  The remainder of the options (75,000 shares) shall vest on November 12, 2019, as more fully outlined in the Stock Notice of Stock Option Grant to be provided to you by the Company and further subject to the terms and conditions of The ExOne Company 2013 Equity Incentive Plan.

Change of Control Severance Plan:

You shall be eligible to participate in the Company’s Change of Control Severance Plan, dated as of August 8, 2017, expected to be at the Tier II level, as described in the Plan, subject to all of the terms and conditions and restrictions contained in the Plan, and designated by the Compensation Committee of the Board of Directors.

Benefits:

You will be entitled to participate in the Company’s benefit plans, in effect from time to time, that are made available by the Company to its executive employees, upon the terms and subject to the conditions and eligibility rules set forth in the applicable plan or arrangement.  You will accrue vacation time based on a three-week vacation accrual. Please note that the Company reserves the right to change the terms of its employee benefit plans, or to eliminate the plans altogether, at any time.

Policies, At-Will Employment:

As an at-will employee of the Company, you will be subject to all Company policies and procedures that may be in effect from time to time. Your employment with the Company will at all times be "at will," meaning that it is subject to termination by either you or the Company at any time, for any or no reason, and with or without prior notice. Your at-will employment status is not subject to change by any oral or written statement made by the Company or any of its directors or employees. Only a written document designated as a formal employment contract and signed by both you and the Company’s CEO or a Member of the Board of Directors (either of which following written Board of Directors’ approval) can serve as a contractual guarantee of your employment terms.

ASIA     THE AMERICAS     EUROPE

Mr. John Hartner

October 23, 2018

Freedom to Contract:

By signing this Letter Agreement, you represent that you are free to enter into employment with the Company, that you are not prohibited from engaging in employment for the Company and that you are not a party to or in any way restricted by a restrictive covenant, noncompetition agreement, or any other form of agreement that in anyway prohibits you from accepting the employment outlined in this Letter Agreement.  Please be aware that, consistent with your at-will status, the Company reserves the right to revoke your offer of employment following its review of any restrictive covenants or non-competition agreements to which you are a party. Further, the Company expressly requests that you refrain from utilizing, at any time during your employment with the Company, any confidential or proprietary information belonging to any third parties.

Confidential Information and Trade Secrets:

As a condition to your employment with the Company, you are required to sign and comply with the Company’s Proprietary Information and Assignment of Inventions Agreement, attached hereto as Attachment A which, among other things, prohibits unauthorized use or disclosure of the Company's confidential and proprietary information.

Restrictive Covenants:

As a condition to your employment with the Company, you are required to sign and comply with the Company’s Proprietary Information and Assignment of Inventions Agreement, attached hereto as Attachment A which, among other things, provides restrictions on your solicitation of business, customers, and employees and prohibits you from competing with the Company for a period of one year following your separation from employment.

Adequacy of Consideration:

In executing this Letter Agreement, you expressly acknowledge and agree that the offer of employment, salary and perquisites contained in this Letter Agreement constitutes sufficient consideration to bind you to the obligations in this Letter Agreement and the Company’s Proprietary Information and Assignment of Inventions Agreement, attached hereto as Attachment A.  Further, you represent and affirm that the obligations contained therein will not unduly restrict or curtail your ability to earn a livelihood following your separation from employment.

Review:

Prior to execution of this Letter Agreement, you are advised to review it with your attorney as it contains legal obligations and Restrictive Covenants that survive your employment and this Letter Agreement.

Integration:

This Letter Agreement, together with its Attachment A, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an officer of the Company.

Acceptance:

This Letter Agreement must be accepted by you by November 7, 2018, subject to your election by the Board of Directors, and you must start employment no later than the start date listed above.  Additionally, pursuant to federal law, you are required to complete an I-9 Form and present required documentation of your identity and work eligibility in order to be employed.  A drug test is also a condition of your employment and this offer of employment is contingent upon your successful compliance with these requirements.

ASIA     THE AMERICAS     EUROPE

Mr. John Hartner

October 23, 2018

Please sign and date this Letter Agreement and Attachment A, and return both to me by November 7, 2018, if you agree to accept employment with the Company under the terms described above. We will provide you with a copy for your records. We look forward to your favorable reply and to a productive and enjoyable working relationship with you.

Very truly yours,

/s/ S. Kent Rockwell

S. Kent Rockwell

Chief Executive Officer

The ExOne Company

Attachment A:  Proprietary Information and Assignment of Inventions Agreement

Accepted and agreed to be legally bound, this 25th day of October, 2018.

/s/ John F. Hartner

John F. Hartner

ASIA     THE AMERICAS     EUROPE